CERTIFICATE OF AMENDMENT TO THE

CERTIFICATE OF INCORPORATION

OF

Boly Group Holdings Corp.

Boly Group Holdings Corp. (the “Corporation”), a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:

1.	The Article numbered FIRST of the Certificate of Incorporation of the Corporation is amended and restated in its entirety to read as follows: FIRST

The name of the corporation is US VR Global.com Inc.

2.	This Certificate of Amendment to the Certificate of Incorporation was duly adopted and approved by the Board of Directors of the Company in accordance with Section 242 of the DGCL. Pursuant to Section 242 of the DGCL, the approval of the stockholders of the Company is not required.

3.	The effective date of this Certificate of Amendment to the Certificate of Incorporation shall be the close of business on January 25, 2018.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 4th day of January, 2018.

Boly Group Holdings Corp.

By:	/s/ Gary Chaw
Gary Chaw Chief Financial Officer, Authorized Officer